AMENDMENT

This Amendment (“Amendment”) to the Amended and Restated Global Custody and Fund Accounting Agreement between the trusts acting on behalf of each of the portfolios listed under their names in Schedule A thereto and JPMorgan Chase Bank, N.A. (“J.P. Morgan”) dated as of September 1, 2010, as amended (the “Principal Agreement”), is entered into as of ___________________________________ (the “Effective Date”).

WHEREAS the parties hereto (the “Parties”) entered into the Principal Agreement pursuant to which J.P. Morgan was appointed to provide certain custody and fund accounting services; and the Parties now wish to amend the Principal Agreement, as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereby agree as follows:

1.	Definitions. Terms defined in the Principal Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	Amendments. The Principal Agreement shall be amended as follows:

(A)	Schedule E of the Principal Agreement is hereby replaced in its entirety by Schedule E to this Amendment (as attached).

(B)	As modified and amended hereby, the Parties hereby ratify, approve and confirm the Principal Agreement in all respects, and save as varied by this Amendment, the Principal Agreement shall remain in full force and effect.

3.	Representations. Each Party represents to the other Parties that all representations contained in the Principal Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each Party, as the case may be, on the date of this Amendment.

4.	Entire Agreement. This Amendment and the Principal Agreement and any documents referred to in each of them, constitute the whole agreement between the Parties relating to their subject matter and supersede and extinguish any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Amendment are inconsistent with or in conflict with any of the provisions of the Principal Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail as between the Parties.

5.	Counterparts. This Amendment may be executed in any number of counterparts which together shall constitute one agreement. Each Party may enter into this Amendment by executing a counterpart and this Amendment shall not take effect until it has been executed by each Party.

6.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

7.	Law and Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

JPMorgan Trust I

JPMorgan Trust II

Undiscovered Managers Funds

J.P. Morgan Fleming Mutual Fund Group, Inc.

J.P. Morgan Mutual Fund Investment Trust

UM Investment Trust

JPMorgan Institutional Trust

JPMorgan Insurance Trust

JPMorgan Trust IV

By:
Name:
Title:

JPMorgan Chase Bank, N.A.

By:
Name:
Title:

SCHEDULE E

Money Market Services

The information in this Schedule E covering the following services for the Money Market Funds listed below:

•	Hourly Amortized Cost Net Asset Value Calculations. The Bank will produce hourly NAVs that are indicative of whether the Fund will maintain an NAV of a dollar per share. These NAV calculations will include any capital stock and/or portfolio trades entered into the fund accounting system, either electronically or manually, prior to the next calculated hourly NAV. The Bank will escalate any NAV difference against the tolerance threshold to the Funds’ administrator based on agreed upon tolerance limits. Any NAVs that break the tolerance threshold will be fully investigated and resolved. The hourly NAVs will only be distributed to the Funds’ Treasury Team.

•	Daily Net Asset Value Calculations. Calculate a daily market value NAV, or “shadow NAV”, using market vendor pricing. The NAV calculations will be validated against agreed upon tolerance thresholds and will be posted on the J.P. Morgan Funds’ website daily.

•	Floating Net Asset Value Calculations. Calculate an official dealing NAV once per day and at such additional times as shall be agreed by Bank, at 4-decimal place precision, using market pricing from applicable vendors as dictated in JPMIMs Pricing Matrix. Income is excluded from all intraday NAV calculations as the funds policy assumes a full distribution of net income on a daily basis. The NAV calculations will be validated against agreed upon tolerance thresholds and will be disseminated to all applicable intermediaries along with being posted to J.P. Morgan Funds’ website at each NAV strike time.

Funds covered by these services:

JPMorgan Trust I

JPMorgan 100% U.S. Treasury Securities Money Market Fund

JPMorgan California Municipal Money Market Fund

JPMorgan Federal Money Market Fund

JPMorgan New York Municipal Money Market Fund

JPMorgan Prime Money Market Fund (*Floating NAV Calculations)

JPMorgan Tax Free Money Market Fund

JPMorgan Trust II

JPMorgan Liquid Assets Money Market Fund

JPMorgan Municipal Money Market Fund

JPMorgan U.S. Government Money Market Fund

JPMorgan U.S. Treasury Plus Money Market Fund

JPMorgan Trust IV

JPMorgan Institutional Tax Free Money Market Fund